Exhibit 4.8
Translation from Hebrew
Unprotected Lease
Drafted and signed on the 5th day of September, 2006
between
Aspen Real Estate Lt.
Private Company 52-0039807
20, Lincoln Street
Tel Aviv
(hereinafter — “Lessor”)
Of the First Part
and
Lumenis Ltd.
Private Company 52-0042557
P.O. Box 240
20692 Industrial Zone Yokne’am
(hereinafter — “Lessee”)
Of the Second Part

Whereas	The Lessee wishes to lease the rented property from the Lessor as unprotected lease, for the purposes, and under the conditions as set forth hereafter in this agreement;

Whereas	The Lessor agrees to let the rented property to the Lessee, as unprotected lease, for the period, the purposes, and under the conditions set forth hereafter, subject to compliance by the Lessee with the provisions of this contract;
     Therefore it has been declared, agreed and conditioned by the Parties, as follows:
1.	Preamble

The preamble to this agreement and the declarations of the Parties attached thereto constitute an integral part thereof.

2.	Annexes

The annexes to this agreement, and any annexes that will be attached to it in the future, if any (provided they bear the signatures of the Parties, and they are marked as annexes hereof), constitute an integral part thereof.

3.	Interpretation

The headings of the paragraphs in this agreement are for convenience only. They do not constitute part of the agreement, and shall not be used for the interpretation thereof.

4.	Invalidity of any previous Representations and Undertakings

The Parties hereunder shall not be bound by any declaration, representation, drafts, memos, earlier agreements, etc., that are not included herein, and that were concluded prior to the signing hereof, and they shall not serve as evidence for the interpretation of this agreement. This agreement cancels and replaces any of the aforesaid.

5.	Definitions

For this agreement, each of the terms set forth below shall receive the meaning specified next to it, provided this does not contradict the contents of the text:

“Real Estate”	A property of approx. 2986 m2, known as plots //according to Urban Construction Plan // in block 11495, plot 12, in the Industrial Zone of Yokne’am-Illit

“Building”	Building over an area of 4470 m2 (external dimensions), built on the Real Estate in accordance with the technical specifications, and the drawings, as attached hereto as Annex A.

“Rented Property”	Part of the building on an area of 3927 m2 (gross), and the adjacent area, in their current state (“as is”), marked in yellow in the attached annex. It includes adjustments, as set forth in the annex of adjustments, if any, attached hereto.

“Rental Period”	As defined in article 8 hereunder.

“Rental Fee”	As defined in articles 9, 10, and 11 hereunder, and generally.

“Purpose of Lease”	According to allowed Urban Development Plan

“Basic Index”	The consumer price index (CPI) (including vegetables and fruit) for the month of June, 2006, published by the Central Statistics Office on July 15, 2006, amounting to 454.96 points.
[Stamp: Aspen Real Estate Ltd. (Signature: illegible)]

“New Index”	The CPI (including vegetables and fruit) last published, from time to time, by the Central Statistics Office, prior to the date defined hereunder for the execution of any payment to be paid by the Lessee. Should the Basic Index be replaced, or should the method of calculation and establishment be replaced, or if it should be published by another body instead of the Central Statistics Office, the Lessor shall calculate the index increase for the purpose of this article, in consideration of the aforesaid changes.

“Bond”	Bonds in Shekel, with their nominal amount linked to the Basic Index, including the calculation of index differences.

“Year” “Month”	According to the Gregorian calendar.
6.	Non-Applicability of the Landlord and Tenant Law

The Lessee declares that:
6.1	The Rental Property and the Rental Fee are not protected by the provisions of the Landlord and Tenant Law (consolidated version), 5732 — 1972 (hereinafter: “Law”), nor by the provisions of any other law dealing with tenant protection. This agreement, and the relationship it creates, shall not provide him with any right pursuant to aforesaid laws.

6.2	The Rental Property is “free property” as defined in the Law, and the building is “new property”, the construction of which was terminated after the 28th Adar 728, August 20, 1968, and the provisions of the Law, or of any law replacing the Law, shall not apply to it.

6.3	He was not requested to pay, he did not pay, and he did not undertake to pay to the Lessor, or to any other person, key money, or any other payment that might be taken for key money.

6.4	Any alterations, amendments, enhancements, and improvements to be executed on the Rental Property, if any, shall be for his needs only. No fundamental alterations have been, or will be, executed, and the provisions of Part III of the Law shall not apply to this agreement, or to the relationship between the Parties of the agreement.
[Stamp: Aspen Real Estate Ltd. (Signature: illegible)]

6.5	He examined the Rental Property, and/or was given the opportunity to measure the area of the Rental Property, and he does not, and shall not, have any assertion, or claim, or demand, regarding the Rental Property, its size, its area, and/or its status, as it was at the time of the conclusion hereof, with the exception of hidden non-conformity.

6.6	He is aware of the fact that the Lessor agreed to lease the Rental Property to him only based on his aforesaid declarations, and his undertaking to refrain from asserting any assertion that would contradict and/or not conform with the aforesaid.
7.	The Lease
7.1	The Lessor hereby declares that he is the exclusive owner of all the rights to the building, including the Rental Property; that no encumbrance and/or attachment have been imposed on the Rental Property, and that it is not subject to any third party rights, and that there is no hindrance on the part of the Lessor to conclude this agreement.

7.2	Subject to the correctness of the declarations of the Lessor, and of the Lessee, and to the Lessee’s undertakings hereunder, the Lessor herewith lets the Rented Property, and the Lessee rents it from the Lessor, within a Lease that is not protected pursuant to the Landlord and Tenant Law, and only for the purposes of the Lease.

7.3	The Lease shall be concluded for a period, and with the conditions set forth heretofore, and hereinafter.

7.4	The Lessee declares that he examined the Rented Property, and/or its plans, and/or its specifications, and/or the drawing of the Rented Property, and found that it conformed with the Lessor’s declarations, and with his own needs. He hereby waives any assertion of defect, and/or of non-conformity, upon adjustment of the Rented Property to his needs, and/or to the Lessor’s declarations, and/or the quality of the Rented Property, and/or any other assertion, with the exception of hidden non-conformity.

7.5	On January 1, 2007, an area of 543 m2 will be added to the Rented Property. The area will not be added prior to the specified date.
[Stamp: Aspen Real Estate Ltd. (Signature: illegible)]

8.	Rental Period
8.1	The Lessee hereby rents the Rental Property for a period of five years, from August 1, 2006 until July 31, 2011, under the conditions set forth heretofore, and hereinafter (heretofore and hereinafter: “Rental Period” and “Beginning of Rental Period”, respectively).

8.2	Cancelled.

8.3	Cancelled.

8.3.2	Cancelled.

8.3.3	Cancelled

8.4	Cancelled.

8.5	Every case, where the Lessee receives the Rental Property into his possession, shall be regarded as a declaration on his part that he received the Rented Property in accordance with the provisions hereunder, and he shall refrain from, and shall waive, any assertion in connection with the Rented Property, with the exception of his written assertions, which he will submit to the Lessor at the time of handover of possession of the Rented Property, and with the exception in regard to hidden non-conformity, as aforesaid.

8.6	Despite the aforesaid, the Lessee shall be entitled to terminate the Rental Period by advance notice to the Lessor of no less than six (6) months, and which will not be issued prior to two years from the Beginning of the Rental Period have passed. For said termination he shall pay an agreed compensation amounting to the Rental Fee for six (6) months following the evacuation of the Rented Property.
9.	Rental Fee
9.1	The Lessee undertakes to pay to the Lessor a Rental Fee amounting to NIS 106,954 (in words: one hundred and six thousand nine hundred and fifty-four) for every rental month during the Rental Period (hereinafter: “Rental Fee”).

9.2	As of January 1, 2007, an amount of NIS 14,787, linked to the Basic Index of the day of conclusion of the contract, will be added to the Rental Fee, for the additional area of 543 m2 (hereinafter: “Additional Area”).
[Stamp: Aspen Real Estate Ltd. (Signature: illegible)]

9.3	The aforesaid Rental Fee, including for the Additional Area, shall be increased after 30 months (on March 1, 2009) by a rate of five percent (5%), beyond the index linkage of the Rental Fee, as set forth hereinafter.
10.	Addition of VAT to the Rental Fee

Statutory VAT, at the statutory rate applicable at the time of execution of each and every payment, shall be added to the Rental Fee, against statutory tax invoice.
11.	Addition of Index Linkage to the Rental Fee
11.1	The Rental Fee, as mentioned in article 9 above, shall be linked to the Basic Index in such a manner that with every increase of the New Index as opposed to the Basic Index, the Rental Fee will increase in accordance with the increase of the New Index in relation to the Basic Index.

The Parties agree and declare that under no circumstances will the New Index linked Rental Fee for any rental month be lower than the Index Linked Rental Fee that was paid in the month preceding it, even if the New Index is lower than the index preceding it. In that event, the Index Linked Rental Fee will be equal to that of the preceding month.

11.2	Despite the aforesaid, at any time of payment of Rental Fee, to which an obligating statutory provision limiting its increase rate, or freezing its status, applies, the Parties shall act in accordance with the statutory provision.

11.3	If the statutory provision limiting, or freezing, the rate of the Index Linked Rental Fee, shall be removed, or modified at a later date, the Lessee shall pay to the Lessor, for the months, during which he paid to the Lessor the frozen Rental Fee, the difference to which the Lessor shall be entitled following the cancellation of the freeze, or its alteration, in accordance with the aforesaid in the article above. The Lessor shall notify the Lessee in writing of the differential amounts he is entitled to receive from the Lessee, and the Lessee undertakes to pay the Lessor, within 6 days of the notification, the said difference, according to applicable law.
12.	The Date of Payment of the Rental Fee

The Lessee shall pay the Rental Fee plus VAT against statutory tax invoice, at the times and manner determined in article 14 hereinafter. Participation of the Lessee in the insurance of the Rental Property, as set forth in article 20 hereinafter, shall be added to every Rental Fee payment.
[Stamp: Aspen Real Estate Ltd. (Signature: illegible)]

13.	Timely Payment of Rental Fee

Every Rental Fee payment to be paid by the Lessee pursuant to the provisions hereunder shall be payable at the time that has been allocated for it, and not later. The payment dates set forth hereunder are fundamental, and any delay in payment shall constitute a fundamental breach hereof. Despite the aforesaid, a delay of up to seven (7) days shall not be regarded a fundamental breach hereof.

If no due date has been set forth hereunder for any payment, it shall be paid at the time provided by law (if respective statutory provisions exist), or at the time set forth in the payment request by the collecting authority. If no such aforesaid dates are determined, payment shall be executed within seven (7) days following the Lessee’s first written request.

14.	Alleviation of Collection

The payments shall be transferred by bank transfer to the Lessor’s bank account, the details of which will be passed on to the Lessee in advance in writing, until the 10th of every month for that month.

15.	Arrearage of Payments

Without these statements being understood as the Lessor’s consent to any delay of the execution of any payment that falls on the Lessee hereunder, the following shall apply to any payment which the Lessee is obligated to pay to the Lessor hereunder, including payments that fall on the Lessee and that has been paid by the Lessor on behalf of the Lessee , and that was not paid to the Lessor at its due time:
15.1	Without derogating from the Lessor’s right to any other, and/or additional, relief hereunder, and/or pursuant to any law, the Lessee shall be obligated to pay to the Lessor, in addition to payment of the principal payment, interest at the maximum rate charged by Bank Leumi LeIsrael Ltd., on the day of actual payment, from its non-favored customers for unconfirmed excessively overdrawn current loan accounts, for every delay in payment of Rental Fee, including VAT, and any other payment owed by the Lessee to the Lessor pursuant to the provisions hereunder, as well as collection expenses, beginning with the first day of arrearage, until actual payment.

15.2	If the payment falling on the Lessee constitutes a financial compensation (agreed, or by court ruling) for damages suffered by the Lessor as a result of a violation of any of the provisions hereunder, the damage amount shall be increased by interest as set forth in paragraph 15.1 below [Translator’s Note: should be “above”], beginning on the day of claim of compensation, until actual payment.
[Stamp: Aspen Real Estate Ltd. (Signature: illegible)]

15.3	If the Lessee is requested in writing to pay the amount that is in arrears, and he did not pay it within 30 days, the Lessor shall be entitled, in addition to any other remedies he is provided hereunder, and statutorily, to put up in whole or in part, for immediate payment, six monthly payments that fall on the Lessee hereunder, and the due date of which have not arrived yet. In the event of cancellation hereof by the Lessor on the ground of such aforesaid arrearage, such cancellation shall not apply to the provisions of this paragraph, unless the notification of cancellation explicitly states otherwise.

15.4	If the Lessee has committed a fundamental breach hereof, and he did not correct such breach within fourteen (14) days following receipt of a respective written warning, then, in addition to any other and/or additional relief hereunder (including any other agreed compensation), and/or statutory, to which the Lessor is entitled, and in addition to it, the Lessee shall pay the Lessor compensation as agreed and assessed in advance, of an amount of NIS 200,000 plus index linkage and VAT hereunder, which the Parties assessed, in advance, as reasonable, and as correctly reflecting the damages suffered by the Lessor, as they can be projected today, and all of the aforesaid after having seriously weighed the issue. The Lessee hereby waives any assertion regarding the amount of the agreed compensation, as well as any assertion of a need to reduce it.
16.	Other Payments imposed on the Lessee

In addition to all the other payments set forth hereunder, the following payments shall fall on the Lessee, and shall be paid by him, during the Rental Period:
16.1	Any municipal or governmental (if any) taxes, fees, municipal taxes, levies, ongoing or unique, imposed on the Rented Property, directly or indirectly, both as they are today, and as they will be in the future, which, according to their type, fall on the possessor. In order to remove any doubt it is clarified, that the Lessor shall bear any obligatory payments, which, by their nature, fall on the owner, and/or the Lessor, as opposed to possessor, lessee, or user.

If such aforesaid payments is imposed for an entire year of which only part overlaps the Rental Period, the Lessee shall pay the relative part of such aforesaid payment. Aforesaid payments shall be paid by the Lessee at the time, at which they are to be paid to the authorities, statutorily.

16.2	All ongoing payments, and expenses, for the supply of electricity, telephone, water, or gas to the Rented Property, as well as any other payment that applies for the ongoing use of the Rented Property.
[Stamp: Aspen Real Estate Ltd. (Signature: illegible)]

16.3	Any taxes and payments owed to the municipality, and/or to the local authority, and/or to the administration of the industrial zone (or any other administrative body), and/or to the government, and/or to any other body, for the business that the Lessee will operate, and/or manage, in the Rented Property, including business tax, signs tax, and license fees for the business and its management.

16.4	Any payments required in order to obtain a permit to set up signs, and any taxes and fees that will be imposed following the installation of signs.

16.5	The provisions of paragraphs 16.1 — 16.4 above shall also fall on parts of the building, and/or the real property that are intended for use by all, and/or part of the lessees in the building (even if they are located on areas of the real property, and/or the building, that were leased to a third party), including real property, courtyard, roofs, staircases, elevators, shelters, etc. (hereinafter: “Common Property”). The share of the Lessee in the Common Property shall be determined by the size of the Rented Property in relation to the size of all of the leased areas in the building.

16.6	The Lessee undertakes to present to the Lessor from time to time, upon the Lessor’s request, all receipts, or confirmations, testifying that he in fact did pay, in time, the payments that fall on him, hereunder.

16.7	In the event that the Lessor makes, for any reason whatsoever, a payment, which, pursuant to the provisions hereunder, falls on the Lessee, the Lessee shall reimburse any amount paid by the Lessor, as aforesaid, to the Lessor, within a reasonable timelimit following the Lessor’s first written request, and against presentation of a receipt proving the execution of the payment.

16.8	The Lessee shall pay to the Lessor his relative share of the insurance fee that falls on the Rented Property (article 20 hereinafter). The Lessor shall transfer to the Lessee a written and advanced payment request. The Lessee shall pay the insurance fee no later than 60 days following receipt of the request letter. Non-payment of the insurance fee shall constitute a breach hereof.

16.9	The Lessor shall bear any payment that falls, by its nature, on the owner, and/or on the lessor of real property. This includes property tax, improvement charge, sewage charge, roads, sidewalks, etc., that fall on the Rented Property, if any, and on condition that they do not result from the Lessee’s direct activities, or from the execution of work by him, whether with or without the Lessor’s confirmation.
[Stamp: Aspen Real Estate Ltd. (Signature: illegible)]

17.	Alterations of the Rented Property
17.1	The Lessee shall not be entitled to perform any alterations on the outer walls, the roof, the tiles, and the walls bordering on the shaft of the Rented Property, and/or to add any construction to the Rented Property, or in the courtyard that constitutes part of the Rented Property, or on the real property, or to tear them down, as of the Beginning of the Rental Period (hereinafter together: “Structural Alterations”), and during the entire Rental Period.

17.2	If the Lessee wishes to perform any Structural Alterations in the Rented Property, as aforesaid in paragraph 17.1, he shall approach the Lessor, and apply for his written advanced consent. It is the Lessor’s sole and absolute discretion to decide whether to allow the Lessee’s request, and under which conditions. Alterations that are not Structural Alterations shall not require the Lessor’s consent.

17.3	If the Lessor grants the Lessee’s request, as aforesaid in paragraph 17.2, the following provisions shall apply to Structural Alterations:
17.3.1	Any expenses accrued for the addition, and the alterations, shall fall on the Lessee.

17.3.2	The Lessee undertakes to obtain, at his expense, all and any required confirmations and permits, and/or as requested by the competent authorities.

17.3.3	The Lessor shall be entitled, by his sole discretion, to order the Lessee, at the end of the contract term, to return the Rented Property to the state it was in prior to said execution of the aforesaid Structural Alterations, or to obligate the Lessee to bear the cost for the reinstatement of the state prior to the execution of the aforesaid Structural Alterations.

17.3.4	Without derogating from the aforesaid in paragraph 17.3, any alteration or additions permanently attached to the Rented Property shall become, at the end of the term of the agreement, the exclusive property of the Lessor, without any charge to be paid by the Lessor to the Lessee. Leaving the aforesaid in the possession of the Lessor shall not be construed as payment of key money, or participation.
[Stamp: Aspen Real Estate Ltd. (Signature: illegible)]

17.3.5	The Lessee undertakes to execute any repair of any defect resulting from unreasonable usage of the Rented Property by the Lessee. To rule out any doubt it is clarified that the Lessor undertakes to repair, within a reasonable timelimit, any deterioration, damage, or defect, which is caused the Rented Property as a result of reasonable wear and tear, as set forth in paragraph 24.4 hereinafter.
17.4	The aforesaid in paragraph 17.3 is not meant to prevent the Lessor from determining additional conditions towards granting his consent pursuant to paragraph 17.2, above.
18.	Alterations without the Lessor’s Consent
18.1	If the Lessee performed alterations without the Lessor’s consent, as far as such consent is required pursuant to article 17 above, the Lessor shall be entitled to either request that such alterations and additions remain, in whole or in part, after the Lessee’s evacuation, or to request the Lessee to reinstate the Rented Property into the state prior to performance of the alterations, or to obligate the Lessee with the cost for reinstating the Rented Property into its status prior to the performance of the alterations, without any of the above being construed as the Lessor’s consent for the performance of such alterations and additions, and without derogating from any other rights, and remedies he may be entitled to hereunder, and/or according to any law.

18.2	Without derogating from any of the aforesaid in paragraph 18.1, any alteration or addition that is permanently attached to the Rental Property shall be, upon termination of the term of the agreement, the exclusive property of the Lessor, without any consideration to be paid by the Lessor. Leaving the aforesaid in the possession of the Lessor shall not be construed as payment of key money, or participation.

18.3	Without derogating from any of the aforesaid, if the Lessee performed any addition, and/or alterations, that require the Lessor’s consent, without having received such written advanced consent by the Lessor, the Lessor shall be entitled, at his sole discretion, to prevent, at any time, the execution of the alteration, or the addition, and to remove, or demolish, at the Lessee’s expense, any alteration, or addition, or parts thereof, following a written warning with a deadline of fourteen (14) days, given to the Lessee by the Lessor.

18.4	The Lessee shall be entitled to install commercial (a) sign(s) in the Rented Property, subject to advanced coordination, and receiving the advanced consent of the Lessor, regarding the size and location of such sign(s), and subject to obtaining all required permits.
[Stamp: Aspen Real Estate Ltd. (Signature: illegible)]

19.	Non-Reliance on Undertakings

The Lessee confirms that he rented the Rented Property in general, and specifically for the purpose of the Lease, in the light of the examinations which he performed, at his responsibility, and without relying on the Lessor’s representations, and/or undertakings, with the exception of representations set forth specifically hereunder. The Lessee hereby relieves the Lessor from any responsibility towards the Lessee in regard to the lease of the Rented Property, and the possibility of operating his business therein, and he hereby waives any assertion, and reply to him, in this context.

20.	Insurances

The Lessee shall pay the Lessor the amount the Lessor shall pay as insurance premium for the insurance policy/ies set forth in this article, however, in any case not in excess of annually NIS 13,000 (in words: thirteen thousand NIS), payable together with the monthly Rental Fee, and in addition to it.

The insurance policy shall be renewed, and/or the Lessor shall purchase a new insurance policy, at the end of every rental year, and the Lessor shall be entitled to update the insured amounts in the policy, at his sole discretion. In any event, however, shall the Lessee’s participation be limited to the maximum amount set forth above, and the provisions of article 20 shall apply every time the policy is renewed and/or a new policy is purchased.
20.1	Insurance by the Lessor:

Without derogating from the Lessor’s statutory responsibility and/or hereunder, the Lessor undertakes to purchase, and to maintain, for the entire Rental Period, the following insurances (hereinafter “Company’s Insurance Policies”) with a statutorily certified and well reputed insurance company:
20.1.1	The insurance for the building, in which the Rented Property and attached areas are located, explicitly including any alteration, improvement and addition to the Rented Property that were and/or will be executed by the Lessor for the Lessee, at reinstatement value against loss or damage caused by fire, smoke, lightning, explosion, earthquake, riots, strikes, intent damage, storm, flood, damages caused by liquids, and burst pipes, damages caused by motor vehicles, damage caused by aircraft, as well as damages caused by burglary, shall include a specific provision whereby the insurer waives his right to substitution, on condition that it shall not apply to any person that caused the damage intently.
[Stamp: Aspen Real Estate Ltd. (Signature: illegible)]

20.1.2	Third party liability insurance, which insures the Lessor’s and the Lessee’s statutory responsibility for injury or damage to the body and/or property of any person, within the communal areas (outside the rented areas), at an insurance ceiling that shall be no less than an amount of $ 200,000,000 per event, and in total, during the insurance period. The said insurance shall be subject to a provision of cross liability, whereby the insurance will be regarded as if it had been set up for each and every of the units of the insured. The said insurance shall not be subject to any limitation regarding obligations resulting from fire, explosion, shock, lifting, unloading, and loading machines, defect sanitary instruments, poisoning, any harmful substance in food or beverages, strike or lockout, as well as baits and poisons, as well as the issue of youth employment.

20.1.3	Insurance against loss of Rental Fee, and of Administration Fees, for damages caused the building in which the Rented Property is located, as a result of the risks listed in paragraph 20.1.1 above, for a compensation period of no less than 12 months. The said insurance shall include an explicit provision, whereby the insurer waives any right of substitution towards the Lessee, provided the aforesaid regarding the waiver of the right of substitution shall not apply to any person that caused the damage intently.

Despite the aforesaid it is hereby agreed that the Lessor shall be entitled not to take out an insurance for loss of Rental Fee, and for Administration Fee, as aforesaid, but the exemption set forth in the paragraph above hereinafter shall apply, as if such insurance had been taken out.
The Lessor’s insurance policies shall include an explicit provision, whereby they will not be reduced, nor cancelled, without notifying the Lessee 60 days in advance by registered letter.

20.1.4	The Lessee declares that he shall not bring forth any assertion, and/or request, and/or claim against the Lessor for damages, for which he was entitled to compensation according to the insurance policies that are arranged in accordance with the paragraphs 20.2.1 to 20.2.4 hereinafter, and the Lessee hereby releases the Lessor from any liability for damage for which he is entitled to compensation, as aforesaid. The aforesaid in regard to the exemption of liability shall not apply to any person that caused the damage intently.
[Stamp: Aspen Real Estate Ltd. (Signature: illegible)]

20.2	Insurance Policies to be taken out by the Lessee

Without derogating from the Lessee’s liability pursuant to any law, and/or hereunder, the Lessee undertakes to maintain, for the duration of this contract, at his expense, the insurance policies specified hereinafter in this article (hereinafter: “Lessee’s Insurance Policies”), with a statutorily certified and well reputed insurance company:
20.2.1	Insurance of the contents of the Rented Property, as well as furniture, equipment, facilities, and stocks of any kind, that are the property or the responsibility of the Lessee, and that are located in the Rented Property, and/or outside the Rented Property, on the area of the building, as well as any alteration, improvement, renovation, and addition to the Rented Property that were and/or will be executed by the Lessee and/or for him, at full reinstatement value against loss or damage caused by fire, smoke, lightning, explosion, earthquake, riots, strikes, intent damage, storm, flood, damages caused by liquids, and burst pipes, damages caused by impact, damage caused by aircraft, and burglary (hereinafter: “Extended Fire Risks”).

The aforesaid insurance policy shall contain an explicit provision, whereby the insurer waives any right for substitution towards the Lessor, and/or on his behalf, as well as towards the other lessees, and/or tenants in the building, whose insurance policies include a parallel stipulation regarding the waiver of substitution towards the Lessee, provided said waiver of the right of substitution shall not apply to any person that caused the damage intently.

20.2.2	Third party liability insurance against injury or damage that is caused to the body or property of any person and/or body, and without derogating from the generality of the aforesaid, including injury or damage to the Lessor, and/or any person on his behalf, to other lessees and tenants of the building, and to persons visiting the building, with a liability limit of no less than $ 500,000 (five hundred thousand dollars) per event, and total over the insurance period.

Said insurance policy shall not be subject to any restriction regarding liability arising from fire, explosion, shock, lifting, unloading, and loading machines, defect sanitary instruments, poisoning, any harmful substance in food or beverages, strike or lockout, as well as any claims by the Institute of Social Insurance.
[Stamp: Aspen Real Estate Ltd. (Signature: illegible)]

The insurance policy shall be extended to compensate the Lessor, or anybody on his behalf, for liability for the Lessees actions or omissions, subject to the article of cross liability, pursuant to which the insurance policy shall be regarded as if it had been concluded separately for each and every one of the units of the insured.

20.2.3	Employer’s liability insurance covering the Lessee’s liability towards all of his employees with a liability limit of no less than $ 5,000,000 (five million US-dollars) per claimant, per event, and total over the annual insurance period. Said insurance policy shall include any limitation regarding work at elevations and at depths, contractors, subcontractors and their employees, work hours, baits and poisons, as well as the issue of youth employment.

20.2.4	Insurance against loss of profits of the Lessee (except for loss of Rental Fee and Administration Fee) at full value, as a result of damage caused to the contents of the Rented Property as a result of the risks specified in paragraph 20.1 above, for a compensation period that shall be less than 12 months. The insurance policy shall contain an explicit provision, whereby the insurer waives any right of substitution towards the Lessor, and/or the other lessees in the building, whose insurance policies include a parallel stipulation regarding the waiver of substitution towards the Lessee. The aforesaid regarding the waiver of the right of substitution shall not apply to any person that caused the damage intently.

20.2.5	Without derogating from the Lessee’s statutory liability and/or hereunder, the Lessee undertakes, prior to acceptance of possession of the Rented Property, and/or prior to the beginning of any works in the Rented Property by the Lessee, or on his behalf, or for him — the earlier of the two — to take out, and maintain, an “Insurance for Establishing Works” for any work that is executed in the Rented Property by him, and/or on his behalf, and/or for him, and for any investment in the Rented Property, including equipment, systems, and machines that serve the Lessee’s business, as well as works of repair, renovation, improvement, alteration, and addition, that will be executed in the Rented Property.

The insurance of the establishing work shall be set up for the name of the Lessor, and/or on his behalf, and/or the Lessee, and/or contractors, and subcontractors, and it shall include the following insurance chapters:
[Stamp: Aspen Real Estate Ltd. (Signature: illegible)]

Chapter A — Insurance against all risks, insuring all works that are executed by the Lessee, at their full value, as well as any repair, renovation, alteration, and addition, that are executed in the Rented Property. This chapter shall include a section regarding the waiver of any right for substitution towards all of the lessees and tenants in the building, whose insurance policies include a parallel stipulation regarding the waiver of substitution towards the Lessee, provided the aforesaid regarding the waiver of the right of substitution shall not apply to any person that caused the damage intently. The chapter shall include an explicit expansion regarding property on which work is being executed, and/or any adjacent property, with a liability limit of no less than $ 100,000 (one hundred thousand US-dollars) per event. For the removal of any doubt it is explicitly noted that such expansion shall not derogate from the insurer’s obligation to compensate the Lessor, and/or any person on his behalf, pursuant to the Third Party Liability Insurance, as set forth hereinafter, for his liability for any damage caused to the property on which work is being executed, or any adjacent property, as aforesaid.

Chapter B — Third Party Liability Insurance for liabilities resulting from the works, with a liability limit of no less than $ 500,000 (five hundred thousand US-dollars) per event, and total, for the insurance period. The insurance policy shall not include any limitation regarding the any liability arising from fire, explosion, shock, lifting, unloading, and loading machines, defect sanitary instruments, poisoning, any harmful substance in food or beverages, strike or lockout, as well as any claims by the Institute of Social Insurance. This chapter shall include a cross liability clause, whereby the insurance shall be regarded as having been set up separately for each and every one of the units of the insurer. It shall also be noted explicitly, and for the removal of any doubt, that the Lessor’s property, and/or that of any person on his behalf, shall be regarded as third party property in the meaning of this chapter.

Chapter C — Employers’ Liability Insurance for liability towards all persons employed for the execution of the work, with a liability limit of no less than $ 5,000,000 (five million US dollars) per event, and total, for the insurance period. This section shall not contain and limitation regarding work at elevations and at depths, work hours, contractors, subcontractors and their employees, as well as the issue of youth employment.

20.2.6	The Lessee undertakes to update, from time to time, the insurance amounts for any insurance policy taken out pursuant to paragraph 20.1 above, so as to ensure that it shall reflect at all times the full reinstatement value of the insured purchaser [Translator’s Note: should most probably be “property”].
[Stamp: Aspen Real Estate Ltd. (Signature: illegible)]

20.2.7	The Lessee undertakes to fulfill the conditions of the insurance policies, to pay the insurance premiums, and to renew the insurance policies of the Rented Property from time to time, as required, to ensure that they are in effect during the entire Rental Period. The Lessee undertakes to submit to the Lessor, no later than 7 days following the termination of the insurance policy for the Rented Property, a confirmation of the value of the insurance, as aforesaid, for the extension of the insurance period for an additional year. The Lessee undertakes to submit the value confirmation at the dates specified for every insurance year, and for the duration hereof. The Lessee’s insurance policies shall include an explicit provision, whereby they precede any insurance policy taken out by the Lessor, and/or the management company, and that the insurer waives any assertion and/or request regarding participation of the insurances of the Lessor and/or any person on his behalf. The insurer shall further undertake that the policies shall not be reduced, nor cancelled, other than by written notification by mail by the Lessor, of at least 60 days in advance.

20.2.8	The Lessee declares that he shall not bring forth any assertion and/or request and/or claim towards the Lessor and/or anybody on his behalf, and/or other lessees and/or tenants in the building, for any damage as a result of which he is entitled to compensation, or would have been entitled to compensation, had there not been the provision regarding his own participation, as set forth in the insurance policy, in accordance with the insurance taken out pursuant to the aforesaid paragraphs, and he hereby releases the Lessor and/or anybody on his behalf, and/or other lessees and/or tenants in the building, of any liability for such aforesaid damage, provided — in regard to the other lessees and tenants in the building — that their rental agreements, or any other agreement granting them rights in the building, include an identical stipulation regarding the relief of liability towards the Lessee. The purpose of the aforesaid in this paragraph is to add to (not to derogate from) any other provision hereunder, regarding the relieve of liability towards the Lessor, and/or anybody on his behalf.
21.	Cancelled
[Stamp: Aspen Real Estate Ltd. (Signature: illegible)]

22.	Liability for Damages
22.1	The Lessor shall not be liable, and particularly shall this agreement not impose any liability of any kind,- on the Lessor, for damages to the Lessee’s body and/or property, his workers, representatives, visitors, invitees, and/or any third party, that will be caused in the Rented Property, in the common property (as defined in paragraph 16.5 above), or on the parking lots used by the Lessee, whether caused in connection with the possession of the Rented Property, and/or its usage, and/or its non-usage, and/or by him, and/or in connection with the operation or non-operation of the Lessee’s business (in part or in whole), or for any other reason, with the exception of negligent or willful action or omission by the Lessor, which is not covered by the insurance policy.

22.2	“Lessor” in this article shall include the Lessor, his workers, his agents, his delegates and/or any person acting by his empowerment, and all of the aforesaid shall not be liable for any damage as aforesaid in paragraph 22.1.

22.3	The Lessee shall hereby assume full liability for any of the damages described in paragraph 22.1 above, and he shall be fully liable for any damages described above.

22.4	The Lessee undertakes to compensate and indemnify the Lessor for any claim, expense, damage, or loss caused him in connection with, or arising from, claims, or requests, as aforesaid, including legal expenses, and attorney’s fees. The Lessor shall notify the Lessee within seven (7) days after receipt of such claim, and he shall allow the Lessee to assume the litigation. In such an event he shall assist the Lessee, and shall put to his disposal any information and documents required for his defense. In any case, the Lessor shall not arrive at any settlement or compromise in the claim, without the Lessee’s consent.
23.	Use of the Rented Property

The Lessee undertakes as follows, without derogating from the validity of any other provisions hereunder:
23.1	To use the Rented Property exclusively for the Purpose of Lease, and not for any other purpose. Usage of the Rented Property for any other than the aforesaid purpose shall constitute a fundamental breach hereof.
[Stamp: Aspen Real Estate Ltd. (Signature: illegible)]

23.2	To maintain the cleanliness of the Rented Property and the communal property, as defined in paragraph 16.5 above, and to not deposit food products, tools, boxes, objects, scrap, and other objects outside the Rented Property, and to not cause any nuisance, inconvenience, or discomfort, to persons onsite or visiting the area, where the Rented Property is located, and to act responsibly towards institutions and governmental and municipal offices, regarding payment of any penalties resulting form non-compliance with the provisions of this article.

23.3	To fulfill, at his expense, all statutory provisions, regulations, or requests that are issued by the authorized offices in connection with the use of the Rented Property, and the communal property, as defined in paragraph 16.5 above, including all sanitary and/or health provisions, and/or provisions in connection with environmental protection, and the prevention of nuisance.

23.4	To perform his work exclusively within the area of the Rented Property, in a manner that shall not constitute an environmental damage, or a nuisance to neighbors and the environs.

23.5	To access the Rented Property only via the correct access venues existing today, and that will exist in the future, to park vehicles, and transport vehicles, on the designated places, and not to use any motor driven or any other vehicle that might damage the access venues, and the parking areas.

23.6	To pay, meticulously, all payments due by him to the Lessor, and/or to the authorities, at the due dates.

23.7	To allow the Lessor, and/or his representative, to visit the Rented Property at any reasonable time, with advance coordination with the Lessee, and in his presence, and to examine the state, and the usage made of the Rented Property, in order to verify the compliance with the provisions hereunder, and/or in order to perform any actions, and to take any measures, defined herein, or in any law, requiring access to the Rented Property, with advance coordination with the Lessee.

23.8	To fulfill the Lessor’s instructions, and/or the instructions of the authorities in regard to the fire extinguishing, and fire prevention procedures and principles, civil protection, security and safety, and to purchase, at his expense, in accordance with the instructions of the aforesaid bodies, any fire prevention and safety equipment required towards implementation of and compliance with the aforesaid instructions, with the exception of hydrants and civil protection facilities, required to be provided by the Lessor during construction of the building, according to the confirmed plans of the building, according to its suitability to the Lessee.
[Stamp: Aspen Real Estate Ltd. (Signature: illegible)]

24.	Maintenance and Repairs
24.1	The Lessee undertakes to use the Rented Property in a careful and reasonable manner, and to make every effort that the Rented Property and all its facilities will be in a functional, operative, orderly, and clean state during the entire Rental Period, without derogating from the provisions in paragraph 24.4 below.

24.2	Without derogating from the aforesaid, the Lessee shall repair, immediately and at his expense, any damage or spoilage that occur during the stay of the Lessee in the Rented Property, and/or in any other facility, connected in any manner to the Rented Property (with the exception of paragraph 24.4 below), particularly, but without derogating from the generality of the aforesaid, any damage to the external sides of the Rented Property, which the Lessee shall repair, at his own expense, within seven (7) days of their creation, unless the repair requires a longer timeframe.

24.3	In the event that the Lessee does not comply in full with his obligations pursuant to paragraphs 17.1 and 17.2 above, despite a warning from the Lessor to the Lessee submitted fourteen (14) days in advance and in writing, the Lessor shall be entitled (but not obligated) to execute the maintenance and repair work, that falls on the Lessee, by himself, and the Lessee shall reimburse the Lessor for all of the Lessor’s expenses for this purpose, within fourteen (14) days of the Lessor’s written request, against presentation of receipts, for the execution of the payment. The Lessee shall allow the Lessor, and/or his representatives, to access the Rented Property, for the purpose of execution of the aforesaid repair works. This paragraph, however, does not serve to derogate from the Lessee’s obligations to perform the repair work in the Rented Property by himself.

24.4	The Lessor shall repair any damages resulting from reasonable wear and tear to the carcass, and the roof, of the Rented Property, and to them only, within a reasonable time following written respective notification by the Lessee, considering the type and essence of the requested repair.

24.5	To the extent to which the Lessor shall not fulfill, in full, his obligation pursuant to paragraph 24.5, the Lessee shall be entitled (but not obligated) to execute, himself, the repair work falling on the Lessor, and the provisions of paragraph 24.3 shall apply, accordingly, with the required changes.
[Stamp: Aspen Real Estate Ltd. (Signature: illegible)]

25.	Prohibition of Transfer or Encumbrance of the Registration Rights
25.1	The Lessee shall not be entitled to hand over and/or to let the Rented Property, or any part thereof, and/or to transfer his right to the Rented Property, or to any part thereof, and/or to allow others to use the Rented Property, or any part thereof, and/or to share with any person the possession of the Rented Property, and/or its use, and/or have any benefits thereof, without prior written consent from the Lessor. The Lessee shall be entitled to transfer the Rented Property to an alternative lessee, or to sublet it to a tenant whose identity shall be acceptable to the Lessor. The Lessor shall not refuse his consent to the aforesaid tenant’s identity for any but reasonable reasons.

25.2	The Lessee shall be prohibited from subjecting any of his rights arising hereof, in whole or in part, to encumbrance or mortgages of any type or rank.

25.3	The Lessee shall not be entitled to register any note and/or the lease at the Land Register Office.
26.	Registration and Licenses
26.1	The Lessor shall not be responsible towards the Lessee for obtaining any licenses or confirmations from the authorities, required for the operation and management of the Lessee’s business at the Rented Property. In any event, the lease of the Rented Property to the Lessee, and/or the execution of alterations on the building, shall not be regarded a declaration or representation by the Lessor, that the Lessee will receive licenses for the operation of the Rented Property in accordance with the Purposes of the Lease.

The Lessee hereby undertakes to obtain any license that he requires, and to see to it that his business is managed with the license required by any municipal, governmental, local or other authority, according to circumstances. If an order is issued against the Lessee prohibiting him from operating his business in the Rented Property, the Lessee shall immediately refrain from the prohibited use.

26.2	During the entire Rental Period, the Lessee shall care for the renewal of the required licenses and confirmations, to assure that the operation of the Rented Property, and the work performed therein, shall be done in compliance with any appropriate statutory provisions, and in compliance with the conditions of any license, and/or instructions, and/or regulations that will be issued, from time to time, by any authorized authorities, in relation or in connection with the business operated in the Rented Property.
[Stamp: Aspen Real Estate Ltd. (Signature: illegible)]

26.3	If the Lessor did not begin his activities upon receiving possession of the Rented Property, among others, because he did not receive the required license as aforesaid in this paragraph, all provisions hereunder shall apply to the Lessee, and the non-obtainment of the said license shall not be a reason for the violation of any of his obligations hereunder.

26.4	In the event that any authority subjected the issuance of the license for the operation of the Lessee’s business in the Rented Property to the execution of alterations within the Rented Property, the Lessee shall need to request, in advance, the Lessor’s consent for the execution of such aforesaid alterations. The Lessor shall be entitled to agree, or not to agree, to any such aforesaid alteration. If the Lessor agrees to the alteration, the Lessee shall execute it at his own expense, subject to the conditions imposed, if any, by the Lessor.

26.5	The Lessee hereby declares that he is well versed in his business, and in the licensing conditions, and that prior to signing this agreement he was granted the opportunity to examine the Rented Property, and he in fact examined its suitability for the Purposes of the Lease, as well as the possibility of obtaining a license, or licenses, required for the operation of the Purposes of the Lease in the Rented Property, as it is, and that he found the Rented Property to be suitable for the Purposes of the Lease, subject to any hidden non-conformity.
27.	Premature Evacuation
27.1	If the Lessee evacuated the Rented Property prior to termination of the Rental Period, without explicit written and prior consent of the Lessor, and/or in contradiction to the provisions hereunder, and/or in contradiction to statutory provisions, this shall be regarded as fundamental breach hereof. In that event, as well as in the event that the Lessee evacuates the Rented Property following the Lessor’s request, and as a result of cancellation of the Lease by the Lessor, following a breach hereof by the Lessee, the Lessee shall pay to the Lessor the monthly Rental Fee, and any other payments falling on the Lessee hereunder (hereinafter: “Payments”), until the termination of the Rental Period, as if he continued to hold the Rented Property in his possession.
[Stamp: Aspen Real Estate Ltd. (Signature: illegible)]

27.2	If after the evacuation of the Lessee, the Lessor let the Rented Property to another lessee, the Lessee shall be relieved of paying the Payments aforementioned in paragraph 27.1 to the Lessor, as of the beginning of the rental period of that other lessee. However, under no circumstances shall the period, for which the Lessee shall pay the Rental Fee that he would have had to pay the Lessor, had he continued to possess the Rented Property for another six months, be reduced. The purpose is to cover for the minimal damages suffered by the Lessor, as can be predicted today, for the evacuation of the Rented Property in breach hereof, non-operation of the Rented Property, and the need to find an alternative lessee.

27.3	The aforesaid Payments in paragraphs 27.1 and 27.2 shall be regarded as agreed penalty, assessed in advance, as correctly reflecting the damage suffered by the Lessor, as can be predicted today. They do not serve to derogate from the Lessor’s right to claim, from the Lessee, any other remedy he is entitled to statutorily, and/or hereunder, and no assertion will be brought forth claiming that the agreed compensation pursuant to this paragraph derogates from the Lessor’s entitlement to any additional and/or other remedy, and/or that it is too high and must be reduced.

27.4	In the event of cancellation hereof by the Lessor, such cancellation shall not be regarded as applying to the provisions of this article, unless stated explicitly otherwise in the cancellation notice.
28.	Evacuation of the Rented Property
28.1	If one of the following applies, the Lessee shall evacuate the Rented Property, and shall return possession of it to the Lessor, free of any person or object (with the exception of equipment and appliances belonging to the Lessor), in good and functional and complete status, with the exception of normal wear and tear as a result of reasonable use:
28.1.1	The Rental Period has ended on the date determined hereunder — on that same day.

28.1.2	The Lease was cancelled as set forth in paragraph 29.2 below — at the time of evacuation as set forth therein.

28.1.3	The Lessee has committed a non-fundamental breach hereof, and did not correct the breach after having received a timelimit for the repair, as set forth in article 29 below, and the Lessor cancelled the agreement - on the evacuation date pursuant to 29.3.
[Stamp: Aspen Real Estate Ltd. (Signature: illegible)]

28.1.4	Occurrence of an event, following which the agreement is cancelled hereunder and/or statutorily, and a timelimit applies for the evacuation of the Rented Property — within 14 days following the event.
28.2	If the Lessee delayed the evacuation and the return of the possession of the Rented Property to the Lessor, in violation hereof, the Lessee shall pay for every day of delayed evacuation, or part of a day, an amount equal to $ 500 per day, without derogating from the Lessor’s right to other and additional remedies, hereunder and/or statutory, and in addition to the Rental Fee hereunder.

28.3	The payment pursuant to paragraph 28.2 shall be regarded as agreed compensation, assessed in advance, as correctly reflecting the damage suffered by the Lessor, as can be predicted today. No assertion shall be brought forth, claiming that the compensation agreed upon pursuant to paragraph 28.2 above derogates from the Lessor’s entitlement to any additional and/or other remedy, hereunder and/or statutorily.

28.4	If the Lessor has a reason for evacuation, the Lessor shall be entitled to make use of [Translator’s Note: Sa’ad Atzmi — unclear], to enter the Rented Property, to break open the locks installed by the Lessee, and to physically remove the Lessee and his objects, and no responsibility and/or obligation of preservation shall apply to the Lessor as a result thereof.

28.5	Any expenses accrued by the Lessor for the purpose of the evacuation of the Rented Property, including, but without derogating from the generality of the aforesaid, any court expenses, and attorneys’ fees, at a realistic rate (against presentation of receipts), shall fall upon the Lessee, and shall be regarded as debt to the Lessor.

28.6	In the event of cancellation hereof by the Lessor, such cancellation shall not be regarded as applying to the provisions of this article 28, unless stated explicitly otherwise in the cancellation notice.
29.	Breach of Agreement, Remedies, and Reliefs:
29.1	Any of the following actions, or omissions, shall be regarded a fundamental breach hereof by the Lessee, in addition to any other provision hereunder, determining that a breach of which shall constitute a fundamental breach hereof:
29.1.1	Arrearage of the payment of the monthly Rental Fee exceeding seven days, including dishonor of a document submitted hereunder.
[Stamp: Aspen Real Estate Ltd. (Signature: illegible)]

29.1.2	Breach of provisions of aforesaid article 25.

29.1.3	Execution of additions, and/or alterations in the Rented Property in violation of provisions hereunder, provided the Lessee was granted a period of 14 days in advance and in writing, for the correction of the violation, and the Lessee did not perform the correction within said timeframe.

29.1.4	Cancelled.

29.1.5	Composition of creditors pursuant to article 233 of the Companies Regulation (New Version), 5743 — 1983, performed by the Lessee, issue of temporary and/or final liquidation order over the Lessee, and/or over his assets, and/or the appointment of a temporary and/or permanent executor over the Lessee and/or over his assets, and/or appointment of a temporary or permanent trustee for bankruptcy over the Lessee, and such aforesaid procedures have not been cancelled within 90 days.

29.1.6	He operated the Rental Property in a manner deviating from the Purposes of the Lease, or he operated and/or used it for other purposes.

29.1.7	Attachments were issued over the Lessee’s rights in the Rental Property, and the Lessee did not cancel them within 90 days of the day of issue.
29.2	If the Lessee committed a fundamental breach, as aforesaid, and he did not correct the aforesaid breach within fourteen (14) days after having received the Lessor’s respective written notification, the Lessor shall be entitled, without derogating from his right to any additional and/or other remedy, to which he is entitled hereunder and/or statutorily, to cancel the agreement, and the Rental Period shall terminate 30 days following the notification.

If no evacuation date is mentioned in the Lessor’s notification, the evacuation date shall be 45 days following the notification of cancellation, and the Lessee hereby undertakes to evacuate the Rental Property accordingly.

29.3	If the Lessee committed a non-fundamental breach, the Lessor shall be entitled to notify the Lessee, that the agreement will be regarded as null and void, unless he corrects the breach within sixty days from the date of the notification, or that he will cancel it as a result thereof. If the Lessee did not correct the breach within the timelimit determined by the Lessor in his notification to the Lessee, and the agreement is cancelled, the provision of paragraph 29.2 shall apply, with the required modifications.
[Stamp: Aspen Real Estate Ltd. (Signature: illegible)]

30.	Guarantees and Securities
30.1	As security for the evacuation of the Rental Property, payment of all payments imposed on the Lessee, and fulfillment of all other obligations hereunder, including payment of agreed and/or not agreed compensation, the Lessee shall submit to the Lessor, upon conclusion hereof, and according to the Lessor’s written permit, no later than seven days following the conclusion hereof, as main and fundamental obligation of the Lessee, the following securities:
30.1.1	Autonomous bank guarantee for NIS 100,000 to the benefit of the Lessor, adjusted to the Cost Of Living index, valid until 90 days after termination of the Lease.

30.1.2	3 bonds signed by the Lessee, for NIS 70,000 each, in addition to index difference, and VAT. The due date for each bond is open, and the Lessor shall be entitled to fill in the due date, at his own discretion, pursuant to the provisions hereunder. The aforesaid shall not derogate from the Lessor’s right to initiate legal procedures for the realization of each bond, as aforesaid.

The bonds shall be returned to the Lessee 5 months after termination hereof, or termination of the Lessee’s obligations towards the Lessor, the later of the two.

30.1.3	Cancelled.
30.2	The submission of the securities hereunder, and/or their realization, do not constitute the Lessor’s waiver of his right towards the Lessee to other remedies, or of his right to redeem them in any other manner, be it that these are remedies that are specifically mentioned herein, or remedies that arise from any legal procedure pending at the time of conclusion, or that the time of the breach will exist in Israel.
31.	Negation of the Lessee’s Representation
31.1	Nothing of the aforesaid herein and/or the conduct of the Parties arising thereof, shall be interpreted as an authorization of the Lessee to appear in the name of the Lessor, or on his behalf, or as granting him the status of the Lessor’s representative in any matter.

31.2	The Lessee’s employers shall not, under any circumstances, and for any purpose, be regarded as employees of the Lessor. The content of this paragraph shall not serve to derogate from any other liability statutorily imposed, if any, on the Lessor.
[Stamp: Aspen Real Estate Ltd. (Signature: illegible)]

32.	Equipment and Movables

Upon evacuation of the Rental Property, the Lessee shall be entitled to take with him any equipment and movables that he brought with him. Subject to aforesaid paragraph 17.3.4, the Lessee shall not be entitled to take with him any objects that had been attached to the Rental Property, and their removal would leave an empty space, or damage.

33.	Conversion of the Lessor’s Rights
33.1	The Lessor shall be entitled to transfer and/or convert and/or let and/or attach his rights hereunder to any third party, provided the Lessee’s rights hereunder shall not be affected.

33.2	This agreement shall be binding for the Lessor’s inheritors and/or successors.
34.	Non-applicability of the Provisions of the Lease and Borrowing Law

The provisions of the Lease and Borrowing Law shall not apply to this agreement.

35.	Deviation or Waiver
35.1	In the event that one of the Parties does not make immediate use of any of its rights hereunder, or of any part thereof, such non-usage shall not be regarded as waiver, consent or admittance on its part, and it will be entitled to such rights any time it chooses.

35.2	The consent of any Party to a deviation from the provisions hereunder, in a specific case, or in a number of cases, shall not constitute a precedence, and other similar or different future situations will not be derived thereof.

35.3	In any event of cancellation of the agreement, or of its termination, all provisions hereunder, which by their nature continue to apply after the termination of the agreement, or its cancellation, if any, shall continue to apply, even if this is not set forth explicitly in the respective article itself.
36.	Cancelled.
[Stamp: Aspen Real Estate Ltd. (Signature: illegible)]

37.	Correction of the Agreement

Any alteration and/or correction of the agreement shall be conducted exclusively in an explicit written document, signed by the Parties hereunder. Any assertion claiming that the Parties altered this agreement by their conduct shall not be heard, and no respective evidence shall be brought forth, or be accepted.

38.	Notifications and Warnings

Any notification or warning sent by one Party to the other, in connection with this agreement, shall be sent by registered mail, or shall be delivered over in person, in accordance with the Parties’ addresses set forth at the beginning hereof (or any other address, which shall be notified of appropriately in writing), and such notification, or warning, as aforesaid, shall be regarded as having been delivered to the address upon its actual delivery, if delivered in person, and if sent through the Israeli Mail Service, 72 hours after it has been delivered to the post office for registered mail delivery, with confirmation of receipt. The address of the Lessee shall also be at the Rental Property itself.

39.	Stipulation of Jurisdiction

The exclusive and sole jurisdiction for any dispute arising between the Parties in connection with, touching on, and arising from this agreement, including matters in regard to its cancellation and/or violation, shall be with the court that is materially authorized, local court or district court, in the area of Tel-Aviv.

40.	Assignment of Rights and Obligations

The Lessor hereby declares before the Lessee as follows:

Whereas according to the bond (specific attachment), and assignment of rights, by attachment of 3/97, attachment no. 37, submitted, or to be submitted to the Company Registrar, I/we attached and assigned, by attachment to The First International Bank (Benleumi) (31) (hereinafter: “Bank”), all of my/our rights pursuant to the Lease of September 5, 2006, concluded between me/us and you (hereinafter: “Lease”);

Whereas I/we undertook towards the bank to notify you that all of my/our rights pursuant to the Lease have been attached and assigned to the bank alone, and I/we order you hereby irrevocably, to credit the amounts owed to, or that shall be owed to me/us from you pursuant to the Lease, exclusively to my/our account number 535729, First International Bank (31), Central Branch (46).
[Stamp: Aspen Real Estate Ltd. (Signature: illegible)]

This instruction is irrevocable, and cannot be altered or cancelled by me/us, other than with the bank’s prior written consent, since third party rights, i.e. of the bank, depend on it.

The Lessee declares to the Lessor as follows:

I/we confirm the receipt of the statement regarding the assignment, and the aforesaid irrevocable instructions, and I/we undertake to act accordingly. I/we hereby confirm that I did not receive any early notification on the assignment of the aforesaid rights, in whole or in part, that was not on your behalf.

41.	Waiver of Right of Setoff

The Lessee hereby waives fully and irrevocably any right of setoff he may have towards the Lessor, and he undertakes not to set off from the Rental Fee payable to the Lessor, and/or from any other payment owed by the Lessee to the Lessor, any amount for any reason whatsoever. The aforesaid in this paragraph shall not derogate from the Lessee’s right to receive any aforesaid amount.
In witness thereof the parties have hereunto set their hands

(Signature: illegible)	(Signature: illegible)
[Stamp: Aspen Real Estate Ltd.]
Lessor	Lessee
[Stamp: Aspen Real Estate Ltd. (Signature: illegible)]